UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 4, 2008

UNIVERSAL HEALTH REALTY INCOME TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-9321	23-6858580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 265-0688

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

Election of new Trustee

On December 4, 2008, the Board of Trustees of Universal Health Realty Income Trust (the “Trust”) increased the size of its board by one person and elected Marc D. Miller as a trustee of the Trust (“Trustee”) in Class II for a term that will expire at the 2009 Annual Meeting of Shareholders. Mr. Miller is not “independent” under the applicable Securities and Exchange Commission rules and regulations and the New York Stock Exchange listing standards. However, a majority of the Trust’s Board of Trustees and each member of its committees is “independent”. In connection with his election as Trustee, Mr. Miller was issued a restricted stock grant for 225 shares of the Trust’s shares of beneficial interest. These shares are scheduled to vest on the second anniversary of the date of grant. These shares are immediately eligible for dividends.

Mr. Miller is also a Director and Senior Vice President of Universal Health Services, Inc. (“UHS”). Mr. Miller is the son of Alan B. Miller, the Trust’s Chairman of the Board, Chief Executive Officer and President.

UHS is the Trust’s principal tenant and through UHS of Delaware, Inc., a wholly owned subsidiary of UHS, serves as the Trust’s advisor (the “Advisor”) under an Advisory Agreement dated December 1986, as amended, between the Advisor and the Trust (the “Advisory Agreement”). The Trust’s officers are all employees of UHS and although as of December 31, 2007 the Trust had no salaried employees, the Trust’s officers do receive stock-based compensation from time-to-time.

Under the Advisory Agreement, the Advisor is obligated to present an investment program to the Trust, to use its best efforts to obtain investments suitable for such program (although it is not obligated to present any particular investment opportunity to the Trust), to provide administrative services to the Trust and to conduct the Trust’s day-to-day affairs. In performing its services under the Advisory Agreement, the Advisor may utilize independent professional services, including accounting, legal, tax and other services, for which the Advisor is reimbursed directly by the Trust. The Advisory Agreement expires on December 31 of each year; however, it is renewable by the Trust, subject to a determination by the Independent Trustees who are unaffiliated with UHS, that the Advisor’s performance has been satisfactory. The Advisory Agreement may be terminated for any reason upon sixty days written notice by the Trust or the Advisor. The Advisory Agreement has been renewed for 2009. All transactions between the Trust and UHS must be approved by the Independent Trustees. The Advisor is entitled to certain advisory fees for its services. See “Relationship with Universal Health Services, Inc.” in Item 1 and Note 2 to the consolidated financial statements in the Trust’s Form 10-K for the fiscal year ended December 31, 2007 for additional information on the Advisory Agreement and related fees.

The leases on the hospital facilities leased to wholly-owned subsidiaries of UHS comprised approximately 53%, 48% and 47% of the Trust’s revenues for the years ended December 31, 2007, 2006 and 2005, respectively. Including 100% of the revenues generated at the unconsolidated limited liability companies in which the Trust has various non-controlling equity interests ranging from 33% to 99%, the leases with wholly-owned UHS hospital facilities accounted for 24%, 24% and 25% of the combined consolidated and unconsolidated revenues for the years ended December 31, 2007, 2006 and 2005, respectively. The leases to the hospital facilities of UHS are guaranteed by UHS and cross-defaulted with one another.

(e)

Amended Stock Option Agreements

On December 4, 2008, the Board of Trustees of the Trust approved amendments of outstanding stock option agreements made pursuant to the Universal Health Realty Income Trust 1997 Incentive Plan with officers and Trustees of the Trust. These agreements provide for the deferred payment of dividend equivalents on shares covered by the options, with payment tied to the date the options are exercised or expire. In order to meet certain recent changes to tax law requirements, the agreements, as amended, will provide for the current payment of dividend equivalents in the years in which dividends are declared and paid or, if later, when the related options become vested. Dividend equivalents accrued as of December 31, 2008 with respect to previously vested options will be paid in January 2009. As of December 4, 2008, dividend equivalent rights with respect to 78,000 shares were outstanding. Including the dividend equivalents attributable to the fourth quarter of 2008, $755,563 in dividend equivalent rights will be payable in January 2009, including amounts payable to the Trust’s named executive officers as follows: $446,866 to Alan B. Miller, $48,744 to Charles F. Boyle, $48,744 to Cheryl K. Ramagano and $15,503 to Tim Fowler.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH REALTY INCOME TRUST

Date: December 8, 2008	By:	/s/ Alan B. Miller
	Name:	Alan B. Miller
	Title:	Chairman of the Board, Chief Executive Officer and President

	By:	/s/ Charles F. Boyle
	Name:	Charles F. Boyle
	Title:	Vice President and Chief Financial Officer